Exhibit 99.3
UNAUDITED PRO FORMA FINANCIAL INFORMATION
     The unaudited pro forma combined financial information presented below gives effect to the purchase of Mercy CarePlus (“Mercy CarePlus”) by Molina Healthcare, Inc. (“the Company”) and the issuance of the portion of the senior convertible notes that the Company used to fund the acquisition as if the acquisition had occurred and the senior convertible notes had been issued on September 30, 2007 for purposes of the unaudited pro forma combined balance sheet, and as of January 1, 2006 for purposes of the unaudited pro forma combined statements of income for the nine months ended September 30, 2007 and the year ended December 31, 2006. The unaudited pro forma combined balance sheet and statements of income include the historical amounts of the Company and Mercy CarePlus, adjusted to reflect the impact of acquisition.
     On November 1, 2007, the Company completed its acquisition of the Alliance for Community Health, L.L.C., a Missouri limited liability company doing business as Mercy CarePlus (“Mercy CarePlus”). Under the terms of the transaction, the Company acquired all of the outstanding limited liability company ownership interests of Mercy CarePlus from Sisters of Mercy Health System, a Missouri nonprofit corporation; CCP Holdings, LLC, a Missouri limited liability company; and certain Mercy CarePlus executives in consideration for a base purchase price of $80 million subject to adjustments.
     In accordance with FAS 141, the purchase price has been allocated to the estimated fair value of Mercy CarePlus assets acquired and liabilities assumed. The excess of purchase price over the fair value of net tangible assets acquired has been primarily allocated to certain identifiable intangible assets and goodwill. The purchase price allocation may be adjusted upon completion of the final valuation of the assets and liabilities of Mercy CarePlus and certain earn-out provisions. The effect of any such adjustments cannot be determined at this time.
     The Unaudited Pro Forma Condensed Consolidated Financial Statements do not give effect to any synergies that may be realized as a result of the acquisition, nor do they give effect to any nonrecurring/unusual restructuring charges that may be incurred as a result of the integration of Mercy CarePlus. The amount of such charges cannot be reasonably determined at this time.
     The Unaudited Pro Forma Condensed Consolidated Financial Statements are provided for informational purposes only and do not purport to present the combined financial position or results of operations of Molina Healthcare, Inc. and Mercy CarePlus had the acquisition occurred on the dates specified, nor are they necessarily indicative of the results of operations that may be expected in the future.
     The pro forma information should be read in conjunction with the historical consolidated financial statements of Molina Healthcare, Inc., which have been filed with the Securities and Exchange Commission. The audited financial statements of Mercy CarePlus for the year ended December 31, 2006 and the unaudited financial statements for the nine-month period ended September 30, 2007, are filed as part of this Current Report on Form 8-K/A. The Unaudited Pro Forma Condensed Consolidated Financial Statements should be read in conjunction with each company’s historical financial statements and the notes thereto. Certain accounts of Mercy CarePlus have been reclassified to be consistent with Molina Healthcare, Inc.’s presentation.

Exhibit 99.3
Unaudited Pro Forma Combined Balance Sheet
September 30, 2007
(amounts in thousands)

	Molina	Mercy	Pro Forma
	Historical	Historical	Adjustments	(a)		Pro Forma

ASSETS
Current assets:
Cash and cash equivalents	$447,594	$9,046	$(7,557)	(b	)	$449,083
Investments	108,161	8,000				116,161
Receivables	124,145	15,861				140,006
Deferred income taxes	577	366				943
Prepaid and other current assets	11,424	213				11,637

Total current assets	691,901	33,486	(7,557)			717,830

Property and equipment, net	47,431	242				47,673
Goodwill & intangible assets	133,502	19,598	57,329	(c	)	210,429
Restricted investments	27,762	501				28,263
Long-term investments		1,645				1,645
Receivable for ceded life and annuity contracts	30,929					30,929
Other assets	14,492	36				14,528

Total assets	$946,017	$55,508	$49,772			$1,051,297

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Medical claims and benefits payable	$308,722	$12,609				$321,331
Deferred revenue	42,043					42,043
Income taxes payable	1,242	326				1,568
Accounts payable & accrued liabilities	61,778	1,818	4,283	(d	)	67,879

Total current liabilities	413,785	14,753	4,283			432,821

Long-term debt, less current maturities	20,000		80,000	(e	)	100,000
Deferred income taxes	1,056	252	5,992	(f	)	7,300
Liability for ceded life and annuity contracts	30,929					30,929
Other long-term liabilities	11,808					11,808

Total Liabilities	477,578	15,005	90,275			582,858

Commitments and contingencies

Stockholders’ equity:
Common stock	28					28
Paid in Capital	181,841	40,503	(40,503)	(g	)	181,841
Comprehensive Income	111					111
Retained earnings	306,849					306,849
Treasury stock	(20,390)					(20,390)

Total stockholders’ equity	468,439	40,503	(40,503)			468,439

Total liabilities and stockholders’ equity	$946,017	$55,508	$49,772			$1,051,297

See accompanying notes.

Exhibit 99.3
Unaudited Pro Forma Combined Statements of Income
Nine Months Ended September 30, 2007
(amounts in thousands)

	MOH	Mercy	Pro Forma
	Historical	Historical	Adjustments	(a)		Pro Forma

Revenue:

Premium revenue	$1,791,764	$126,906	$			$1,918,670
Investment income	21,061	1,059				22,120

Total revenue	1,812,825	127,965	—			1,940,790
Expenses:						0
Medical care costs	1,519,244	103,953				1,623,197

Marketing, general and administration expense	204,831	8,886				213,717
Depreciation and amortization	20,274	157	1,842	(h	)	22,273
Impairment charge on purchased software	782					782

Total expenses	1,745,131	112,996	1,842			1,859,969

Operating income	67,694	14,969	(1,842)			80,821
Other expense:						0
Interest expense	(2,380)		(2,527)	(i	)	(4,907)

Total other expense	(2,380)		(2,527)			(4,907)

Income (loss) before income taxes	65,314	14,969	(4,369)			75,914
Income tax expense (benefit)	24,895	5,147	(1,661)	(j	)	28,381

Net income (loss)	$40,419	$9,822	$(2,708)			$47,533

See accompanying notes.

Exhibit 99.3
MOLINA HEALTHCARE, INC.
NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share data)
September 30, 2007
a.	Purchase accounting. The Mercy CarePlus acquisition is accounted for under the purchase method of accounting. Accordingly, the amount of the consideration paid is allocated to assets acquired and liabilities assumed based on their estimated fair values, The excess of consideration paid over the estimated fair value of the tangible assets acquired and liabilities assumed has been preliminarily allocated to certain identifiable intangible assets and goodwill. The purchase price allocation may be adjusted upon completion of the final valuation of the assets and liabilities of Mercy CarePlus and settlement of contingent payments to sellers, as discussed in more detail below. The effect of any such adjustments cannot be determined at this time.
b.	Purchase consideration. Purchase price consideration of $80,000 was paid on October 30, 2007 and the acquisition was fully funded through issuance of the senior convertible debt. Immediately prior to closing of the purchase transaction, with the approval by the Missouri Department of Insurance, a dividend of $7,335 was declared and paid to the sellers in accordance with the Purchase Agreement. This dividend payment represented Mercy CarePlus’ capital as of October 31, 2007 less 300% of its risk-based capital (RBC) authorized control level (ACL). A final RBC calculation will be made within 120 days following the closing date. Based upon the final RBC calculation an additional dividend payout will be made to reduce the multiplier of ACL from 300% to 200%. The estimated amount of this additional dividend is estimated to be approximately $4,283. Furthermore, an additional contingent payment of $5,000 will be paid to the sellers if certain financial targets are met by Mercy CarePlus for the twelve month period ending June 30, 2008. These adjustments may increase or decrease the purchase price consideration. Any contingent consideration, when finally determined, will be reported as an adjustment to goodwill. The Mercy CarePlus Purchase also required $222 of direct transaction costs.

The net reduction in cash and cash equivalents of $7,557 comprises the following estimated items:

Purchase price consideration	$(80,000)
Direct transaction costs (see below)	(222)

Subtotal	(80,222)
Borrowings to fund the acquisition	80,000
Pre-closing dividends (based on 300% of RBC)	(7,335)

Net reduction in cash and cash equivalents	$(7,557)

c.	Goodwill and intangible assets. We intend to determine the fair value of net assets of Mercy CarePlus as of October 31, 2007. The purchase price will be allocated to the fair value of Mercy CarePlus’ net assets, including identified intangible assets, such as the provider network and enrolled member list. The following is a preliminary analysis of goodwill and intangible assets recognized in connection with the acquisition:

Purchase price consideration	$80,000
Direct transaction costs	222

Assumed total purchase price	80,222
Deferred tax liability on identifiable intangible assets (@ 38% tax rate)	5,992
Pre-closing dividends (based on 300% of RBC)	7,335
Dividends to be paid out on 2/28/08 (see above)	4,283
Mercy’s historical net assets as of September 30, 2007	(40,503)

Acquisition cost in excess of net assets acquired	$57,329

Allocation of acquisition cost in excess of net assets acquired:

Allocation to identifiable intangible assets
Provider network	$5,926
Enrolled member list	9,840

Total identifiable intangible assets	15,766
Goodwill	41,563

Total goodwill and other intangible assets:	$57,329

Exhibit 99.3
d.	Accounts payable and accrued liabilities. Pro forma adjustment represents future dividends to be paid out to sellers upon final determination of Mercy CarePlus’ RBC calculation (see Note b).
e.	Long-term debt. On October 11, 2007, we issued $200,000 of senior convertible debt at an interest rate of 3.75%. Part of the proceeds was used to fund the Mercy CarePlus acquisition.
f.	Deferred income taxes. Pro forma adjustment to increase deferred tax liabilities related to the estimated identifiable intangible assets of $15,766 as described in Note c above. Upon finalization of purchase accounting, the amount of deferred tax liability will change as final purchase price allocations are made to the fair values of Mercy CarePlus’ assets. For purposes of calculating the pro forma adjustments an effective tax rate of 38% was used.
g.	Paid in capital is reduced by the equity of Mercy CarePlus at September 30, 2007 ($40,503).
h.	Amortization of intangibles. Pro forma adjustment reflects the amortization of the Medicaid medical provider network in the state of Missouri valued at approximately $5,926 arising from the acquisition that is classified as an identifiable intangible asset. This identifiable intangible asset is being amortized on a straight-line basis over 10 years. Pro forma adjustment also reflects the amortization of enrolled member list in the state of Missouri valued at approximately $9,840 arising from the acquisition that is classified as an identifiable intangible asset. The value of member list is being amortized on a straight-line basis over 5 years. The pro forma amortization expense is partially offset by elimination of the amortization of Mercy CarePlus’ historical intangibles assets of $78 and $0 for the nine months ended September 30, 2007 and year ended December 31, 2006.
i.	Interest expense. Pro forma adjustment to reflect an increase in interest expense resulting from the issuance of senior convertible debt of which a portion was used to fund the acquisition. Interest rate used for pro forma purposes is 3.75% per annum. Additionally, approximately $6,471 of underwriting discount and fees are being capitalized and amortized over the term of the debt. The portion used for this acquisition is 40% of the entire debt issuance and as such, 40% of the underwriting discount and fees is being amortized for pro forma purposes.
j.	Provision for income taxes. Pro forma adjustments reflect the tax effect of the acquisition at statutory rates in effect during nine months ended September 30, 2007 and the fiscal year ended December 31, 2006. For purposes of calculating the pro forma adjustments a consolidated as adjusted effective tax rate of 38.0% was used for both periods.